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                                                                    EXHIBIT 8.01


                          [SIDLEY & AUSTIN LETTERHEAD]



                                October 20, 1999


ProFutures, Inc.
General Partner of
ProFutures Long/Short Growth Fund, L.P.
11612 Bee Cave Road, Suite 100
Austin, Texas 78733

                  RE:      REGISTRATION STATEMENT ON FORM S-1

Dear Sir or Madam:

                  We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1, to be filed with the SEC on or about October 22, 1999 (the "Registration Statement"), of ProFutures Long/Short Growth Fund, L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

                  We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion that the description set forth under the caption "Summary of Income Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment, as of the date hereof, of an investment in the Fund.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the inclusion in the Prospectus of our opinion set forth under the caption "Summary of Federal Income Tax Consequences."

                                                Very truly yours,

                                                /s/ SIDLEY & AUSTIN